Exhibit 99.1

TICC Announces Sale of Certain Syndicated Loans and Expected Repayment of Credit Facility

GREENWICH, CT – 11/18/15 – TICC Capital Corp. (NasdaqGS: TICC) (the “Company”) announced today that it has recently sold approximately $117 million of syndicated corporate loans at a weighted average price of 98.9% of par value that were held by TICC Funding LLC, a special purpose vehicle and wholly-owned subsidiary of the Company, which previously entered into a revolving credit facility (the “Facility”).  The Company intends to utilize the proceeds from these sales plus cash on its balance sheet to pay off its outstanding borrowings under the Facility and terminate the Facility prior to year-end.  Consistent with the approach discussed on the Company’s November 9, 2015 conference call, the Company believes that a rotation out of lower-yielding corporate loan assets held within a leveraged credit facility into higher-yielding loans held on a less levered basis represents a compelling strategy.

As discussed on that same conference call, the Company continues to believe that the concurrent reduction in its corporate leverage combined with the implementation of a significant share repurchase program has the potential to deliver an attractive risk-adjusted return over the longer-term.  Towards that end, the Company expects to continue to utilize the share repurchase program (which provides for the repurchase of up to $75 million of the Company’s outstanding common stock) recently authorized by the Company’s Board of Directors.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established businesses, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.

Contact:

Bruce Rubin 203-983-5280